Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

SEI Institutional Investments Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of the SEI Institutional Investments Trust U.S. Managed Volatility Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 23, 2008